Exhibit 99.1

November 15, 2010

Dear Friends,

Today we announced financial results for the third quarter and first nine months ended September 30, 2010, by filing our Form 10-Q (“10-Q”) with the Securities and Exchange Commission. I have summarized our results for you below and again in slightly more detail under “Third Quarter Financial Highlights.”

As I will aim to do with each quarterly shareholder letter, I also have provided a bit of commentary on our industry, especially here in Virginia, and how that may impact Xenith.

In summary, our financial results remain in line with our expectations. We continue to be very focused on building our pipeline of new loan and deposit business, expanding our team of experienced professionals, and strengthening our operating infrastructure. As loans and deposits grow, we anticipate that the resulting net interest income will offset the current operating losses. The driver of current losses is the infrastructure we have built which is capable of growing and managing a bank substantially larger than our existing franchise.

In last quarter’s letter to shareholders, I talked a bit about our industry’s struggle to recover from the aftermath of what has generally been considered the worst financial crisis since the depression of the 1930s. We believe that the worst has passed and the industry is beginning to sort out a new world order. The Xenith management team and our Board of Directors are continually asking ourselves the question: “In light of the current reality existing in our marketplace, does Xenith’s business strategy maximize the opportunity for creating a successful banking organization and shareholder value?” We believe the answer is yes.

THIRD QUARTER FINANCIAL HIGHLIGHTS

You may find the complete 10-Q in the Investor Relations section of our website www.xenithbank.com. We urge you to review the 10-Q as it provides additional information about our financial results for the third quarter and nine months ended September 30, 2010. Please note that comparisons with the year 2009 below reflect the merger of Xenith Corporation and First Bankshares, which occurred on December 22, 2009.

Total assets were $243.8 million at September 30, 2010, compared to $201.6 million at December 31, 2009.

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On the asset side of the balance sheet, growth has come primarily from an increase in net loans of $33.4 million and a larger securities portfolio purchased with proceeds from the stock offering completed by Xenith Corporation prior to the merger.

•	On the liability side of the balance sheet, we have experienced strong deposit growth. Total deposits have increased from $114.1 million at December 31, 2009, to $165.9 million at September 30, 2010.

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Our capital position is very strong, with total shareholders’ equity of $50.8 million at September 30, 2010. Xenith’s Tier 1 risk-based capital ratio was 23.6% compared to the minimum “well capitalized” ratio of 6%.

•	Liquidity remains strong, with approximately $80.7 million of total cash and cash equivalents plus securities at September 30, 2010.

We reported a net loss of $2.0 million for the third quarter of 2010 compared to a net loss of $942 thousand for the third quarter of 2009, and a net loss of $5.0 million for the first nine months of 2010 compared to a net loss of $1.4 million for the first nine months of 2009. The net losses for the third quarter and first nine months of 2010 were in line with our expectations. As loans and deposits grow, we anticipate that the resulting net interest income will begin to offset these operating losses. As mentioned above, these initial losses are primarily due to our strategic investment in infrastructure that provides us with excess capacity.

Our net loan growth since December 31, 2009, of $33.4 million ($34.6 gross) represents an increase of 33.9% for the first nine months of 2010. This loan growth has been balanced between commercial and industrial (C&I) growth of $14.2 million, commercial real estate (CRE) growth of $14.6 million and consumer and residential loan growth of $5.8 million. We are pleased that, as a result of this balanced growth, the mix of loans in our overall loan portfolio is moving in the direction we have targeted.

Deposit growth of 45.3% since December 31, 2009, is also encouraging. Even more importantly, we have been able to grow checking, money market and savings account deposits (non-time) by $34.2 million, or 66% of our total deposit growth. Certainly, overall liquidity in the financial markets has helped with this growth, but we are pleased that our strategy of attracting core deposits from our targeted customers is showing results and the overall mix of our deposit base is heading in the right direction. Of our total deposits, the percentage of relatively higher cost time deposits has decreased from 77.5% at December 31, 2009, to 64.0% at September 30, 2010.

As pointed out above, our capital and liquidity positions are strong. The high capital ratios reflect the net proceeds from the stock offering completed by Xenith Corporation prior to the merger and the strategic importance of substantial capital in the execution of our strategy. As we continue to grow, these ratios will naturally decline. Notwithstanding, we believe that a strong balance sheet is a competitive advantage in the banking industry (especially today) and we intend to remain focused on the maintenance of a “fortress like” balance sheet.

Today’s Banking Industry and Strategy

I often remind myself that Xenith began its journey in early 2008 in a very different economic time and banking environment. The world and our industry look quite different today. During the third quarter, we have spent considerable time as a management team and with our Board of Directors thinking about what all this change means for Xenith.

On balance, we believe the original Xenith strategy has in many ways been enhanced by the developments of the past two years. Raising capital and getting through the regulatory process for approval to, in effect, start a new bank (via merger), without question delayed our opening and increased the investment required to complete the process. Conversely, the dislocation that was created in the banking market and continues today has resulted in opportunities that we did not anticipate.

Banks, especially large banks, on a relative basis, are going to be held to higher capital requirements. Banks will have to adjust their business models to allow for adequate returns on capital so as to continue to have access to the capital markets and support overall economic growth. This is no small challenge in an industry that has not demonstrated consistent pricing discipline in the past. We believe this requirement for pricing discipline will benefit Xenith. We are very focused on achieving adequate risk adjusted returns and it will be refreshing to see the industry pushed in that direction.

While we believe that many of the approximately 6,800 banks in the United States will successfully grapple with the new reality, there are thousands of mostly smaller banks that do not have a differentiated strategy, the capital, or the people resources to prosper in this environment. The complexities of the business, the lack of access to capital, the shortage of experienced management teams, the regulatory environment and the general economic outlook will all conspire to make life difficult.

Take, for example the Virginia banking market. As of March 31, 2010, there were 102 banks headquartered in Virginia. These banks control approximately 34% of the deposit market share in the state. Of those, 87 have assets of less than $1 billion and 68 have assets of less than $500 million. None of these banks have assets in excess of $5 billion. Most of these banks with less than $1 billion in assets will likely struggle to define and execute a successful strategy in light of the challenges they will face with capital, strategic direction and personnel described above. We believe the inevitable outcome is considerable consolidation.

On the other end of the spectrum, or “barbell” as we like to call it, are the handful of mega-banks with operations in Virginia, but headquarters out of state. These mega-banks control upwards of 66% of Virginia’s deposit market share. Though there may have been some question about their survival a few months ago, and one institution was forced to merge in the interim, it now appears that the remaining mega-banks will continue to exist. However, we are finding that in today’s environment potential new customers, given recent experiences with their existing bank, are almost always willing to have a conversation about a new banking relationship with Xenith. We believe our original premise, that the broad middle market for business customers is underserved, holds true today perhaps more than ever. The premiums being placed on capital, experience, flexibility, local decision making, strong regulatory relationships and solid blocking and tackling play to Xenith’s strengths. The Xenith Board and your management team are strongly committed to our strategy and believe we are well positioned to build the substantial Virginia bank we have envisioned from day one.

As always, thank you for your continuing interest and support.

Sincerely,

/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
President & CEO

All statements other than statements of historical facts contained in this letter, including statements regarding our plans, objectives and goals, future events or results, our competitive strengths and business strategies, and the trends in our industry are forward-looking statements. The words “believe,” “will,” “may,” “could,” “estimate,” “project,” “predict,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements made in this letter reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to us. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to us. If a change occurs, our business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, our forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the risks outlined in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. Except as required by applicable law or regulations, we do not undertake, and specifically disclaim any obligation, to update or revise any forward-looking statement.

All amounts are unaudited.

	September 30, 2010	December 31, 2009

ASSETS
Cash and Cash Equivalents	$17,034,480	$35,203,187
Securities Available for Sale	63,684,899	36,846,737
Loans (net)	135,427,951	102,049,697
Other Assets	27,664,020	27,491,082

Total Assets	$243,811,350	$201,590,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$165,911,667	$114,147,634
Federal funds purchased and borrowed funds	25,000,000	31,260,151
Other liabilities	2,096,726	2,110,885

Total Liabilities	193,008,393	147,518,670
Total Shareholders’ Equity	50,802,957	54,072,033

Total Liabilities and Shareholders’ Equity	$243,811,350	$201,590,703

	Nine months ended September 30
	Xenith Bankshares 2010	First Bankshares 2009

Net Income / (Loss)	$(4,992,701)	$(1,386,618)
Net Income / (Loss) per Share, Basic and Diluted	$(0.85)	$(0.61)

Net Interest Spread	3.83%	2.29%
Net Interest Margin	4.14%	2.71%

September 30, 2010

Tier 1 Leverage Ratio	15.77%
Well Capitalized	> 5.00%
Regulatory Minimum	4.00%

Tier 1 Risk-Based Capital Ratio	23.62%
Well Capitalized	> 6.00%
Regulatory Minimum	4.00%

Total Risk-Based Capital Ratio	24.45%
Well Capitalized	> 10.00%
Regulatory Minimum	8.00%